Exhibit 5

May 20, 2004

Kentucky Investors, Inc.
200 Capital Avenue
Frankfort, Kentucky 40601

RE: REGISTRATION STATEMENT ON FORM S-8 -- Retirement Savings Plan and Trust

Ladies and Gentlemen:

     I am General Counsel to Kentucky Investors, Inc. (the "Company"), and in such capacity, I have represented the Company in connection with the preparation and filing of a registration statement on Form S-8 (the "Registration Statement"), relating to the registration by the Company under the Securities Act of 1933, as amended (the "Act"), of up to 405,000 shares (plus an indeterminate amount of interests pursuant to Rule 416(c) of the Act) of the Company's common stock, $1.00 par value per share (the "Common Stock"), to be issued by the Company in connection with the Kentucky Investors, Inc. and Affiliated Companies Retirement Savings Plan and Trust, dated January 1, 1997, as amended on December 12, 2002 and December 31, 2003 (the "Plan").

     In connection with this opinion, I have considered such matters of law and examined the originals or copies, certified or otherwise identified to my satisfaction, of such documents and corporate and other records and have obtained such certificates, letters, representations and information from the officers, directors and employees of the Company and from others as I have deemed necessary or appropriate for purposes of rendering the opinions set forth herein.

     Based upon and in reliance upon the foregoing, and subject to the qualifications and assumptions set forth below, I am of the opinion that, when (a) the Registration Statement has become effective in accordance with the Act and the rules and regulations thereunder and the provisions of such state securities or "blue sky" laws as may be applicable have been complied with, and (b) the Common Stock has been duly delivered against payment therefor, the Common Stock to be issued by the Company will be legally issued, fully paid and nonassessable.

My opinion is limited by and subject to the following:

     (a)     In rendering my opinion I have assumed that, at the time of issuance and sale of the Common Stock, the Company will be a corporation validly existing and in good standing under the laws of the Commonwealth of Kentucky.

     (b)     In my examination of all documents, certificates and records, I have assumed without investigation the authenticity and completeness of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as copies and the authenticity and completeness of the originals of all documents submitted to me as copies. I have also assumed the genuineness of all signatures, the legal capacity of natural persons, the authority of all persons executing documents on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto other than the Company.

     (c)     My opinion is based solely on and limited to the laws of the Commonwealth of Kentucky and the federal laws of the United States of America. I express no opinion as to the laws of any other jurisdiction.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Robert M. Hardy, Jr.

Robert M. Hardy, Jr.
General Counsel
Kentucky Investors, Inc.